SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): July 12, 1999


                           TRANSOCEAN OFFSHORE INC.
            (Exact name of registrant as specified in its charter)


        CAYMAN ISLANDS                  1-7746                  N/A

(State or other jurisdiction of       (Commission          (I.R.S. Employer
 incorporation or organization)       File Number)        Identification No.)



                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (713) 232-7500

ITEM 5.     OTHER EVENTS.

      On July 12, 1999, Transocean Offshore Inc. ("Transocean") issued a press release (the "Press Release") announcing the signing of a definitive merger agreement (the "Merger Agreement") among Transocean, Sedco Forex Merger Subsidiary, Ltd., a wholly owned subsidiary of Transocean ("Merger Sub"), Schlumberger Limited ("Schlumberger") and Sedco Forex Holdings Limited, a wholly owned subsidiary of Schlumberger ("Sedco Forex"). On the same date, Schlumberger and Sedco Forex separately entered into a definitive distribution agreement (the "Distribution Agreement"). Pursuant to the Merger Agreement and the Distribution Agreement, Sedco Forex, which constitutes or will constitute a substantial portion of the offshore contract drilling business of Schlumberger, will be spun off to the stockholders of Schlumberger (the "Distribution"), and promptly merged with and into Merger Sub (the "Merger"), thereby becoming a wholly-owned subsidiary of Transocean. The Distribution and the Merger are expected to be free of U.S. federal income taxes.

      Following the Distribution and the Merger, Schlumberger stockholders will own 52 percent of the diluted shares in the combined company, which will be renamed "Transocean Sedco Forex Inc." The diluted ratio of ownership in the share capital of the resulting company is fixed by the Merger Agreement and not subject to adjustment. Based on the outstanding diluted share count of Transocean on June 30, 1999 (approximately 101 million shares), Schlumberger stockholders would receive approximately 109 million shares in the combined company. Using the Schlumberger shares outstanding on June 30, 1999, Schlumberger stockholders would receive approximately one newly issued Transocean Sedco Forex share for every five Schlumberger shares held. The 109 million shares to be issued in the Merger would be valued at approximately $3.2 billion using the closing price of Transocean shares on July 9, 1999. At the effective time of the Merger, Sedco Forex will have approximately $435 million in debt, subject to adjustment based on agreed levels of working capital and capital expenditures, among other matters. The Merger will be accounted for as a purchase, with Sedco Forex as the accounting acquiror.

      The transactions described above have been approved by the board of directors of each of Transocean and Schlumberger and are expected to close by December 31, 1999, subject to the approval of the shareholders of both companies, various regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and registration of the shares to be issued in the Merger with the Securities and Exchange Commission, and other customary closing conditions.

      The Press Release is included as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

   ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

           The following exhibits are filed herewith:

           99.1  Press Release of Transocean  Offshore Inc. dated July 12, 1999.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          TRANSOCEAN OFFSHORE INC.


 Date: July 26, 1999
                                          By: /s/ ROBERT L. LONG
                                                  Robert L. Long
                                                  Senior Vice President, Chief
                                                  Financial Officer and
                                                  Treasurer

                                 EXHIBIT INDEX

 ITEM NO.


   99.1   Press Release of Transocean Offshore Inc. dated July 12, 1999